Exhibit 10.1

December 4, 2013

Scott B. Ullem
[Address]
[City, State, Zip Code]

Dear Scott:

On behalf of Edwards Lifesciences Corporation, we are pleased to confirm our offer of employment for the position of Corporate Vice President, Chief Financial Officer.

Your start date has been tentatively scheduled for January 2, 2014, to be confirmed after successful completion of a preliminary drug screening and background check.

Your 2014 bi-weekly salary will be $20,192.31 which is equivalent to $525,000 annually. Additionally, you will be eligible to participate in the Edwards Lifesciences Incentive Plan (EIP) for the calendar year at a target bonus of $380,000. The Compensation and Governance Committee Chairman has approved that your 2014 annual compensation package will also include a recommendation to the Edwards Lifesciences Board of Directors in February for an equity grant of $1.3M to be awarded to you in May 2014.  Equity is priced on the date of award, in this case May 2014, as described below.

Additionally, the Compensation and Governance Committee Chairman has approved that your offer includes a recommendation for an equity grant valued at $5.25M:  $1.75M in stock options as an inducement grant and a $3.5M buyout grant in restricted stock units.  The recommendation will be submitted to the Edwards Lifesciences Board of Directors for their approval at the next regularly scheduled meeting following your start date.  The number of stock options and restricted stock units will be determined on the day of that meeting, which will also be the grant date.  Stock options will be valued using a Black Scholes valuation model and the stock option price will be set based on the closing price of the common stock on the grant date. These options will vest 25% per year over four years of employment with Edwards from the date they were granted. The options will have a term of seven years from the grant date subject to earlier termination upon your termination of employment. The value of the restricted stock units is based on the closing price of the common stock on grant date and will vest 25% per year over four years of employment with Edwards from the date they were granted.  The options and restricted stock units will be granted under and be subject to the terms of the Edwards Lifesciences Long-Term Stock Incentive Compensation Program (as amended from time to time) and the form grant agreements thereunder.

You will also receive a lump sum sign-on bonus in the amount of $250,000 (gross) to be paid on the first available payroll cycle. This payment is subject to all applicable taxes and withholding.  In the event that you separate from Edwards Lifesciences prior to two (2) years of employment for a reason other than death, disability, termination without cause or termination with good reason as defined in the Edwards Lifesciences Change-in-Control Severance Agreement, the bonus will be repayable to Edwards Lifesciences on a pro-rated basis. For example, should the separation occur after nine (9) months of employment, the prorated amount due would be calculated as follows [(24-9)/24] * (250,000) = $156,250.

Edwards Lifesciences Corporation

One Edwards Way • Irvine, CA USA • 92614

Phone: 949.250.2500 • Fax: 949.250.2525 • www.edwards.com

Edwards will provide you with relocation benefits for your move from Neenah, Wisconsin to the Orange County, California area. You will be contacted by a representative from Plus Relocation, our relocation partner, to initiate the process. If you have any questions throughout the duration of your relocation, please contact your Edwards relocation resource, [Edwards Contact], at [Telephone]. The details of your relocation package are outlined in Addendum I.  In the event that you should separate from Edwards Lifesciences prior to two (2) years of employment (except through a workforce reduction and/or job elimination), all relocation expenses will be repayable to Edwards Lifesciences on a pro-rated basis. For example, should the separation occur within the first twelve (12) months of employment, the pro-rated amount due would be 100% of all relocation expenses incurred to date.  Should the separation occur within the second twelve (12) months of employment, the pro-rated amount due would be 50% of all relocation expenses incurred to date.

You will be eligible to participate in the Edwards Lifesciences Employee Benefits Program. The details of eligibility and participation will be outlined in an enrollment packet that you will receive from our Benefits Administrator. If you do not receive your packet within 2 weeks from your start date, please contact the Edwards Benefits Center at [Telephone]. Please note that your benefits will be effective on the first day of employment, provided you complete your enrollment within 30 days from your hire date (January 2, 2014). Because we value your well-being, you will accrue five weeks of vacation per year.  Additional details on the benefits program will be provided in the New Employee Orientation, which will be held in Irvine.

CONDITIONS OF EMPLOYMENT:

•                  Drug Screening: Your employment offer is contingent upon completing your drug test within 48 hours of your receipt of this letter and upon satisfactory drug screening results consistent with company policy. If deemed necessary by our Health Services Department, a pre-placement physical examination may also be required. Drug screening results must be obtained before your start date.  Additional information regarding your drug screen will be provided via email.

•                  Background Checking: Your employment is contingent upon the results of a background check that will be conducted by Edwards Lifesciences or on behalf of Edwards Lifesciences.

•                  Authorization to Work: In order to comply with federal regulations relative to authorization to work (Immigration Reform Act of 1986), you will be required to present forms of documentation which establish your eligibility to work in the United States. Please complete Section I of the Form I-9 available through your onboarding portal and bring it with you on your first day of employment with either: one document from List A; or two documents - one from List B and one from List C. Documents presented must be originals.

•                  Non-Debarment, Suspension or Exclusion: This offer of employment is conditioned upon the verification that you are not: (i) currently debarred, suspended, excluded or otherwise ineligible to participate in any federal or state healthcare program; or (ii) currently under investigation or involved in any proceeding that might result in your debarment, suspension, exclusion or ineligibility to participate in any federal or state healthcare program. Edwards will not employ or contract with any individual who is debarred, suspended, excluded or otherwise ineligible to participate in any federal program.

Your start date may be postponed if there is a significant delay in the receipt of your background or drug screening results. You will receive additional instruction on the completion of new hire forms through your onboarding process.

This offer, if accepted, creates an employment-at-will relationship between you and Edwards Lifesciences and may be terminated at any time by you or Edwards Lifesciences. It is not intended, nor should it be construed, as a contract of continued employment. This employment offer is also subject to your compliance with the requirement to sign the form of employment agreement provided and complete all requested new hire forms.  Please review them carefully, print, sign and return your offer letter to me as soon as possible.

Should you be terminated from Edwards within one year from your hire date for any reason other than termination with cause or termination without good reason as defined in the Edwards Lifesciences Change-in-Control Severance Agreement (the “CIC Agreement”), you will be paid severance of $905,000 less all applicable taxes and withholding; provided that, on or after your last day of employment with Edwards and not later than forty-five (45) days after your last day of employment with Edwards, you fully execute and return to Edwards (and you do not revoke pursuant to any revocation rights afforded by applicable law) a general release agreement in a the form attached to the CIC Agreement.  The severance benefit will be paid on the 60th day following your separation from service with Edwards.

This offer letter should be construed and interpreted to comply with, and avoid any tax under, Section 409A of the Internal Revenue Code.  Except for tax withholding, however, you are solely responsible for any and all tax liability that may result from your compensation and benefits.

Scott, we are confident that you will make a significant contribution to Edwards Lifesciences. If you have any questions, please contact me at [Telephone].

Best regards,

/s/ Christine McCauley
Christine McCauley
Corporate Vice President, Human Resources

cc: Employee File

OFFER ACCEPTED:

/s/ Scott B. Ullem	12/4/2013
Scott B. Ullem	Date

ADDENDUM I

Relocation Benefits Summary

The following table contains a summary of the relocation benefits you are eligible for:

Type of Benefit	Description
Household Goods Shipment

•             Discard and Donate pre-move service

•             Packing, transporting, full unpacking, and insuring

•             Two automobiles, if over 400 miles

•             30 days of storage

•             2-Day Quick Start Unpack and Organize service

•             2 debris pick-ups

En Route Trip

•             One-way economy airfare, if over 400 miles OR mileage for two automobiles at current IRS rate

•             Reasonable lodging reimbursed and $35/adult and $25/child meal per diem provided (based on traveling a minimum of 400 miles per day)

Homefinding Trip

•             1 trip (5 days/4 nights) for employee and one family member

•             Round-trip economy airfare OR mileage for one car at current IRS rate

•             Reasonable lodging and car rental reimbursed and $35/adult and $25/child meal per diem provided

•             ½ day area orientation

Temporary Housing	• Furnished apartment • Up to 60 days OR temporary living allowance (grossed-up) • No meals or incidentals
Departure Home Sale Assistance	• SELL SMART!SM Marketing Assistance • Buyer Value Option (BVO) • Must use PLUS agent and list within 103% of average of 2 BMAs
Home Sale Incentive	• 3% of sales price, capped at $15,000 if home sold within first 45 days (payroll taxes deducted)
Loss on Sale	• Capped at $50,000, 100% on first $25,000, 50% on next $50,000
Mortgage Subsidy	• Applicable when relocating to a higher cost-of-living area • Preferred mortgage provider must be used
Destination Home Purchase Assistance	• BUY SMART!SM Assistance • Must have been homeowners previously • Customary closing costs (no pre-paids) • Up to 3% of the purchase price
Preferred Mortgage Provider	• If preferred lender is utilized, closing costs will be direct billed and a discount of up to 1 point for loan origination will be covered
Miscellaneous Allowance	• 1 month’s base salary (payroll taxes deducted)
Spousal Assistance	• Maximum benefit $1,500
Tax Assistance	• Simplified Tax Return Method

To the extent that any of these benefits are taxable to you, we will only pay or reimburse for benefits that you incur in 2014.  We agree to provide any applicable reimbursements timely, and in all events (as required by Section 409A) not later than the end of the taxable year following the taxable year in which the related expense was incurred.  You agree to provide Edwards prompt notice of any reimbursable expenses (along with required supporting documentation) in order to facilitate timely reimbursement of the same.  The benefits and reimbursements outlined above in this summary are not subject to liquidation or exchange for another benefit.